                                                                   Exhibit 10.20


October 15, 1997

Hideh Takahashi
c/o NCR
Tokyo, Japan

Subject: International Expatriate Assignment to Singapore

Dear Hideh:

On behalf of Lars Nyberg, Chief Executive Officer, I am delighted to confirm the details of your assignment to Singapore as a result of the relocation of the Asia Pacific Headquarters Office. Your targeted start date is subject to receipt of a valid Singapore employment pass and is currently targeted to be October 1, 1997. You will be considered a loaned expatriate from NCR Japan.

To ensure that you understand the personnel and administrative aspects of your international assignment, the following is a summary of your expatriate terms and conditions relative to your assignment:

1. Position: Your position will continue to be Senior Vice President, Asia/ Pacific Region.

   In this position you will be located in Singapore, and will be supported by Lars Nyberg, CEO.

2. Base Salary: Your base salary on an annualized basis will be JPY 44,065,000. This base salary is based on the NCR Japan pay system and has no relationship to the pay system in Singapore.

3. Bonus Plan: You will be eligible for participation in the NCR Management Incentive Plan International (MIPI). Your MIPI eligibility will include a 50% target award and a 100% maximum award. The Basis of Measurement (BOM) for 1997 will be as follows:

   NCR Net Income          12.5%       A/P's Contribution Margin    12.5%
   NCR Return on Assets    20.0%       A/P's Revenue Growth         12.5%
   NCR Revenue Growth      12.5%       Discretionary                30.0%
                           ----                                     ----
                           45.0%                                    55.0%

4. Stock Options: You will continue to be eligible for participation in the Company Stock Option Plan in accordance with the provisions of the Plan and as awarded by the Board of Directors.

5. Long-Term Incentive Program: You will be eligible for participation in the NCR LTI Program with a target pay-out of 50% of base salary with a maximum of 100% of base salary.

   This plan provides for an annual award of restricted stock units, cash or a combination of both. Payout is calculated on 1997's performance based upon quantitative results for NCR's Net Income, Return on Assets, and Revenue Growth as well as individual leadership measures. Your position provides for restricted stock units equal to a normal award opportunity of 50 percent of your base salary with a maximum opportunity of 100 percent.

6. Incentive in General - For an Officer in your position, short and long-term incentives at NCR currently take the form of the NCR Management Incentive Plan International (MIPI), the Long Term Incentive Program (LTIP) and Stock Options. Since these incentives are designed to address the conditions of an ever changing marketplace, the company can not make any definitive representations concerning the continuation of the MIPI, LTIP and Stock Option format or the size of individual awards under these plans. The above information, however, will provide a frame of reference concerning the potential size of our annual and long term incentive opportunities.

7. Retirement: - In addition to your participation in the Pension Plan for NCR Japan, you will continue to be eligible to participate in the Retirement Plan for Officers of NCR Corporation (SERP II). This plan consists of the following elements:

      Career average pension with an annual accrual of 2.5 percent of the total of your base salary, MIP award and LTIP incentive, times service as an Officer and less pension accrued as an Officer in other NCR sponsored plans.

8. Financial Counseling: You will be eligible to participate in a financial counseling program provided through one of several consulting firms designated by the Company. The Company will pay up to $8,000 annually for financial planning, estate planning and tax preparation plus a gross-up for the tax impact of this service.

9. Salary Administration: For the duration of this assignment, salary administration will be based on NCR Japan policies and practices, based on your performance as Senior Vice President, Asia/Pacific Region. A performance review will be conducted each year for the purpose of assessing your performance in the assignment and to provide a basis for salary review. Your next merit increase eligibility will be March 1, 1998.

10. Payments:

    The following Expatriate Compensation was developed on a "Home Country" (Japan) basis. The resulting salary payments consisting of a net Singapore dollar payment for Commodities & Services (C&S) and a net Japanese Yen payment are as follows:

    Net annual S$ C&S payment-----------------------------------S$ 244,177
    Net annual JPY payment* ----------------------------------JPY 12,274,800

    * In this case, the Japanese Yen payment is not a true net payment, because your contributions to your benefits plans and social security will be deducted therefrom. It is suggested that you confirm the amount of your local deductions with local payroll contact.

    The Commodities and Services Payment and Japanese Yen net Payment shown on your "Expatriate Terms and Conditions Form A" are designed to provide for normal needs in the Singapore and Japan in the most effective manner. Should you prefer a different arrangement, up to 20% of your Home Country payment or up to 20% of your Host pay can be converted to payment in the other country. Requests for a modification should be addressed to Bruce Ball, Expatriate Programs.

    The amount of your Commodities and Services allowance and the amount of your Commodities and Services deduction are based on a market basket of goods and services that the "average" person from Japan with your pay and family size would purchase. The market basket is priced in both Japanese Yen and Singapore dollars as of a given day. (As provided by our outside consultant, AIRINC) The exchange rate as of the pricing of the market basket is the rate used to calculate any requested modification to your split pay.

    The amount of your split payments is subject to periodic review (at a minimum, once per year upon merit review) based on data provided by our consultant relative to changes in price levels.

11. Tax Equalization/Tax Preparation Assistance: NCR will be responsible for any Host Country income tax on Company-source payments and the gross-up on items described in this letter which would draw tax under your home or host country tax laws. It is the intent of NCR' tax equalization policy that the expatriate should neither materially gain, nor suffer a loss, on personal income taxes on NCR and certain non-NCR source income because of an assignment outside the home country.

    In order to meet the Tax Policy objective, NCR will compute a "Stay-at-Home" Hypothetical tax on your "Stay-at-Home" income. The Company pays all of the home and host country income tax on NCR and certain non-NCR income in excess of the "stay-at-home-tax" on the same income. However, Home Country tax resulting from extraordinary personal transactions and windfall type income (lottery, etc.) will be the responsibility of the expatriate. Host country tax resulting from extraordinary personal transactions and windfall type income in excess of U.S. $25,000 will be the responsibility of the expatriate. Income related to stock options will be considered as personal income for Tax Equalization purposes.

    The timely gathering and submission of information for filing of tax returns and the payment of income taxes remains your responsibility. However, in accordance with NCR Tax Policy, NCR will provide tax preparation assistance through their tax consultants, Price Waterhouse. The consultants will provide a final hypothetical tax calculation and tax reconciliation. This final reconciliation will calculate what your tax on this income would have been if you had stayed at home. This will be your final obligation to NCR, less hypothetical income taxes withheld. After the final reconciliation, you may owe NCR (Tax refund checks are Company funds, even if made payable to you), and the Company may owe you in other years.

    The estimated hypothetical tax used to develop your terms and conditions was calculated by Price Waterhouse. This estimate will be revised to include your personal income and deductions by Price Waterhouse after your pre assignment consultation.

    As a condition to this assignment, and as stated in the NCR Tax Policy, all tax attributes including, but not limited to, Foreign Tax Credits and Foreign Earned Income & Housing exclusions belong to the Company. NCR will utilize these attributes to reduce its overall tax burden. Any tax refund resulting from the utilization of tax attributes resulting from your assignment belongs to the Company. This includes, not only the period in which you are on assignment, but at the Company's discretion, may include tax periods prior to or subsequent to your return from assignment.

    At least once per year, you will be required to submit a letter to NCR stating (1) that you have filed all tax returns required during the year; and (2) that all returns contain all income required by the jurisdictions in which they are filed. This letter will be sent to you by Price Waterhouse each year along with other tax information/forms that are required for your tax return. Further, all tax returns prepared will be confidential. NCR will not have access to them unless approved by you.

    Any tax penalties or interest resulting from late filing or underpayment of tax. attributable to your actions, will be your responsibility. You will receive a Pre-Assignment Consultation with Price Waterhouse to review these tax terms and conditions. Should you require personal tax advice, not related to your assignment, you may engage Price Waterhouse at your own expense. NCR will not bear any personal tax advice expenses and will seek reimbursement from you in the event any charges are incurred and billed to the Company.

    The net of tax payments described in this letter are based on your remaining in the assignment for the period specified. If you terminate early for personal reasons, causing a greater actual tax obligation, you will be reimbursed for taxes only at the rate which would have been incurred had you remained the full assignment duration.

    Be advised that the above-referenced Tax Equalization policy is subject to revision at the Company's discretion.

    If, at any time, you have questions regarding your personal tax matters, you may contact Krishen Mehta, Price Waterhouse, Tokyo at 81 3 5424 6500.

12. Other Conditions:

    a. Method of Payment: The net annual Japanese Yen payment of JPY 12,274,800 will be paid in accordance with NCR Japan payroll practice. The net annual Singapore dollar C&S payment of S$244,177 will be paid monthly in accordance with NCR-Singapore payroll practices.

    b. Home Leave: You will be eligible for reimbursement of round trip transportation (business air) and reasonable expenses in route, (for you and your family) each year. Your first home leave reimbursement eligibility occurs after 12 months in your international assignment.

       You will receive no extra time off for Home Leave. Your days spent on home leave are charged against your vacation entitlement. Subsequent home leave reimbursement may be requested another 12 months after prior home leave eligibility. However, no home leave within 3 months of your repatriation is considered eligible for reimbursement.

       NCR will purchase the air tickets for you and your family for the home leave return trip to your home location. Travel to locations other than your home country will not be reimbursed under the policy provision.

       In addition to the above, your wife will be eligible for four additional return trips per year from Singapore to Tokyo on a business class airfare basis plus reasonable expenses enroute (taxi to and from airport).

    c. Host Country Housing and Utilities: The Company will provide for furnished housing in Singapore for the duration of your assignment. The level of housing is to be determined locally and is based on your salary level and family size. Housing rental payments will be made directly by the Company. As you will be issued a temporary visa for a relatively short term assignment, NCR's policy does not provide for reimbursement of real estate fees or any other financial consequences of purchasing a home in Singapore.

       In most cases, the company will sign a lease for a partially furnished accommodation and will pay for the shipping costs for you to bring your personal furniture. Therefore, the "total" arrangement provides for furnished housing.

       Utilities: NCR will pay for expenses relating to electricity, gas, and water usage and installation fees. These expenses will be billed directly to the Company.

       Telephone services: NCR will reimburse that cost of phone installation (up to 2 lines and local calls) and will reimburse (via expense form submission) any charges for calls relating to business activities. The associate will be responsible for all charges relating to personal matters as they are covered within the Commodities and Services Allowance (i.e., personal long distance calls).

       Appliances allowance: NCR will provide standard/normal appliances for living in Singapore.

       Drapes: These should be negotiated with your apartment lease whenever possible.

    d. Sale of Personal Residence: The Company will not support the sale of your personal residence in Japan or any other property as part of this assignment offer.

       This includes sales costs, tax on gains, exchange rate gains/losses etc.

    e. Transportation: Transportation arrangements will be provided for the duration of your assignment in Singapore, in accordance with NCR Asia-Pacific policies.

    f. Club Membership: Annual dues and membership fees for one civic/ business-oriented and one social club in Singapore will be provided.

13. Relocation Expenses:

    a. Travel Expenses: NCR will provide transportation expenses (business air, most direct route) plus reasonable expenses en route and reasonable pre-approved excess baggage charges for you and your family from Japan to Singapore to relocate.

    b. Moving Expenses: Any household goods and personal possessions that you wish to bring from Tokyo to Singapore will be shipped at NCR's expense.

    c. Immigration Expenses: Visas, passport, and immigration expenses will be reimbursed.

    d. Pets: NCR will pay for the costs of transporting household pets from Tokyo to Singapore. This payment does not cover any required inoculations, examinations, kennel/boarding charges, quarantine charges, customs or similar charges.

    e. Relocation Allowance: A one time relocation allowance equal to one month's salary (Y 3,672,084) will be paid net-of-tax to cover incidental expenses arising out of the transfer of your residence from Japan to Singapore. This payment, which is designed to defray expenses not otherwise covered by the provisions of this letter, will be made to you in the most tax effective manner. Please note that this payment will not be made until a signed copy of this letter has been received by my office and until it has been confirmed by Price Waterhouse that you have completed a pre-departure tax consultation with Price Waterhouse.

14. Benefits: Your benefit coverages will be as follows:

    a. You will continue to participate in the local NCR Japan benefit plans wherever possible. NCR will investigate the provision of medical/surgical in Singapore and make a determination as to whether to enroll you in local plans. In any event, your current NCR Japan coverage will be the "floor level" coverage that you are entitled to during your assignment

    b. Your current vacation eligibility under NCR Japan's vacation policy will continue to apply. Your public holidays will coincide with the local the Singapore schedule.

    c. You will continue to participate in the NCR Japan pension program.

    d. You will continue to participate in the Japan Social Security system, with any employee contribution that is required deducted from your net Japanese Yen Payment of JPY 12,274,800. If any contributions are required to be made to the Singapore Social Security Plan, the cost will be borne by NCR.

The above compensation and benefits arrangements are described by using an effective date of October 1, 1997. If you have any questions concerning the details of this letter, please feel free to contact me at (937) 445-2910.

Please acknowledge your acceptance of this offer by signing the original copy in the space provided below. The enclosed copy of this letter is intended for your purposes.

Sincerely,

/s/ Richard H. Evans

Richard H. Evans
Sr. Vice President, Global Human Resources
NCR Corporation



I hereby agree to and accept the foregoing terms and conditions.

          /s/ Hideh Takahashi                        October 16, 1997

          Agreed and Accepted
           Hideh Takahashi                                 Date